Exhibit 10.1
EMPLOYMENT AGREEMENT
This employment agreement is made and entered into as of this 8th day of June, 2010, by and between Unilife Corporation (“Unilife”) and Richard Wieland (“Wieland”). The term “Unilife” shall include its subsidiaries, affiliates, assigns and successors in interest under Sections 7, 8, and 13.
WHEREAS, Unilife wishes to employ Wieland as Executive Vice President and Chief Financial Officer, and Wieland wishes to enter into this agreement to formalize his employment agreement; and
WHEREAS, Unilife is engaged in the business of designing, developing, manufacturing and supplying innovative healthcare safety products for medical device and pharmaceutical industries; and
WHEREAS, Wieland will develop valuable relationships by virtue of his employment with Unilife, and Wieland will have access to valuable confidential and proprietary information and trade secrets belonging to Unilife; and
WHEREAS, Unilife and Wieland desire to set forth the terms of their employment relationship in this agreement;
NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1. Term. This agreement shall be effective upon the counter-execution of this agreement and is for an initial multi-year term commencing on the effective date and expiring on June 30, 2012. This agreement will automatically renew for one-year periods annually thereafter, unless either party gives the other party thirty (30) days written notice in advance of the relevant expiration date of its intention not to renew the agreement. Upon expiration or earlier termination of this employment relationship, the parties will be relieved of their duties and obligations under this agreement, except that the rights and obligations of Unilife under Section 6 below shall remain in full force and effect until all appropriate payments have been made to Wieland and the rights and obligations of Wieland set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this agreement, regardless of the reason(s) for termination.
2. Position and Duties.
(a) Unilife will employ Wieland as Executive Vice President and Chief Financial Officer, and Wieland agrees to serve in such capacity for Unilife with responsibility for Unilife’s Finance and Administration Department and such other duties as are assigned to him by the Chief Executive Officer of Unilife, and shall have vested in him the authority and duties typically held by an employee in such position. Wieland shall report to the Chief Executive Officer, with respect to the performance of these duties, and shall be a member of the Executive Team. In the performance of these duties, Wieland shall devote his knowledge, skill, attention, energies and all of his business time, and shall comply with all of Unilife’s policies, rules, and procedures, as they may be amended from time to time. Wieland shall not engage in any endeavor that would conflict with the rendition of his services to Unilife, either directly or indirectly, without the prior written consent of Unilife; provided, however, Wieland may participate in civic, charitable, educational, industry and professional organizations, to the extent that such participation does not interfere with the performance of his duties hereunder; and Wieland may also serve on corporate boards and committees, but only with the prior written consent of Unilife.
(b) Notwithstanding the responsibilities and duties contained in Section 2(a) above, Wieland acknowledges that all material decisions relating to the management of Unilife’s business will be made by the Board of Directors of Unilife. In addition, any decisions which have the capacity to affect significantly the financial standing of Unilife must be referred to the Board of Directors of Unilife which will have ultimate control in respect of these matters.
3. Compensation.
(a) Base Salary. Wieland shall be paid an annual base salary of Two Hundred Forty-Five Thousand Dollars ($245,000.00) payable in accordance with Unilife’s standard payroll practices. Wieland’s base salary will be subject to the customary withholding and employment taxes, as required by law, with respect to compensation paid by an employer to an employee. At the discretion of the Board of Directors of Unilife, Wieland shall be eligible for increases in base salary. Further, Unilife will not reduce Wieland’s base salary to less than what is agreed to herein.
(b) Bonus. Wieland shall be eligible to participate in Unilife’s Incentive Bonus Plan in amounts and percentages as annually determined by Unilife’s Board of Directors and Chief Executive Officer. For calendar year 2010, the potential cash bonus amount will be forty percent (40%) of base salary, prorated based on the number of days employed in 2010. For calendar years 2011 and 2012, Wieland’s annual target cash bonus shall be a minimum of forty percent (40%) of base salary. Bonuses are subject to achievement of such goals and objectives as the Compensation Committee of the Board of Directors, upon recommendation of the Chief Executive Officer, determines in a set of Key Performance Indicators. Any bonus payable for a calendar year shall be paid in a lump-sum payment in the following calendar year on or before March 15. Wieland’s bonuses will be subject to the customary withholding and employment taxes, as required by law, with respect to compensation paid by an employer to an employee.

4. Benefits.
(a) Benefits Generally Available to Unilife Employees. Wieland shall be eligible to participate in Unilife’s benefits programs (including any equity incentive plan of Unilife or its affiliates), as they may change from time to time. The benefits provided to Wieland will be the same as the benefits provided to other similarly situated Unilife employees, and may be changed upon expiration or other termination of the current benefits contracts. For further information, Wieland should review any applicable benefit plan documents, which will govern the terms of the benefits. Not withstanding the above, Unilife agrees to request a waiver of the waiting period for health benefits for Wieland and his spouse and will repay Wieland for any negative tax consequences of such waiver.
(b) Vacation. Wieland shall also receive four (4) weeks of paid vacation per calendar year. Any unused vacation days may be carried over or paid in lieu thereof, to the extent allowed by Unilife’s policy for similarly situated employees.
(c) Equity Plans. All incentive compensation and stock-based compensation that Wieland may receive from Unilife shall be subject to any policy adopted by Unilife, now or hereafter existing, that imposes on Wieland stock ownership requirements, stock holding requirements, stock liquidation restrictions or recoupment provisions provided that such requirements, restrictions and recoupment provisions also apply to similarly situated members of senior management. Any stock options and other stock-based awards that Wieland may receive from Unilife shall be governed by the applicable, underlying award agreement.
(d) Expenses. Unilife shall reimburse Wieland for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement in accordance with Unilife’s business expense policies, including without limitation, requirements with respect to reporting, documentation and payment of such expenses. All such expenses shall be paid no later than December 31st of the calendar year following the year in which such expenses were incurred.
5. Indemnification. Unilife agrees to provide Wieland with indemnification equivalent to that provided to other members of senior management and pursuant to Unilife’s Directors and Officers insurance policies, as amended from time to time.
6. Termination and Pay Upon Termination.
(a) General Rule. In the event that Unilife terminates this agreement and Wieland’s employment without Cause as defined herein, including employment termination due to Unilife’s election not to renew this agreement where Wieland was willing and able to continue performing services under the terms of this agreement, Unilife will pay Wieland:
(i) his base salary, at the rate in effect immediately before the date that Wieland’s employment terminates, for twelve (12) months, in accordance with Unilife’s standard payroll practices then in effect, commencing on the fifteenth (15th) day after the date that Wieland’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable; and

(ii) provided that Wieland is eligible for and timely elects to receive COBRA health care continuation coverage, the cost of Wieland’s COBRA health care continuation coverage premiums for twelve (12) months, commencing on the first of the month immediately after the month which includes the date that Wieland’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable.
In the event that Wieland terminates this agreement for any reason, including Wieland’s election not to renew the agreement, Wieland shall not receive any compensation or benefits from the time that he ceases to devote full time and attention to Unilife’s business, and, if Wieland terminates this agreement prior to June 30, 2012, Wieland shall repay Unilife an amount equal to the aggregate cost incurred by Unilife under Section 9 of this Agreement in connection with Wieland’s relocation to Pennsylvania. This provision may be waived by the Compensation Committee of the Board of Directors in its sole discretion. In addition, Wieland agrees to provide Unilife with thirty (30) days advance written notice of his intent to terminate his employment, whether during the initial term or any renewal thereof. Upon termination of this agreement, the parties will be relieved of their duties and obligations, except that the rights and obligations of Unilife under this Section 6(a) shall remain in full force and effect until all appropriate payments have been made to Wieland and the rights and obligations of Wieland set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this agreement, regardless of the reason(s) for termination. Upon termination of this agreement, Wieland shall not have any further contact with any customers of Unilife until the expiration of the conditions of Section 8 of this Agreement.
(b) Termination Following a Change in Control.
(i) Termination Pay. Notwithstanding paragraph (a) immediately above, in the event that Wieland’s employment is terminated coincident with a Change in Control as defined in subparagraph (iii) immediately below, then Unilife in lieu of and not in duplication of the severance compensation provided for in paragraph (a) immediately above, shall pay Wieland:
(A) his base salary, at the rate in effect immediately before the date that Wieland’s employment terminates, for eighteen (18) months, in accordance with Unilife’s standard payroll practices then in effect, commencing on the fifteenth (15th) day after the date that Wieland’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable,
(B) provided that Wieland is eligible for and timely elects to receive COBRA health care continuation coverage, the cost of Wieland’s COBRA health care continuation coverage premiums for eighteen (18) months, commencing on with the first of the month immediately after the month which includes the date that Wieland’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable,

(C) payment of a lump-sum amount, equal to the amount of the bonus, if any, earned by and paid to Wieland for the last completed fiscal year prior to the year in which his employment terminates, which will be payable on the fifteenth (15th) day after the date that Wieland’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable, and
(D) notwithstanding anything to the contrary, all of his outstanding and unvested options and other stock-based awards shall vest immediately upon such termination of employment following the Change in Control.
Notwithstanding anything to the contrary, if the Change in Control trigger is a change in Alan Shortall no longer being Chief Executive Officer of Unilife, Wieland shall have the option to voluntarily resign in the event of such a Change in Control, and receive the severance benefits set forth in this Section 6(b)(i), however, Wieland must exercise such resignation right in writing within one hundred and eighty (180) days of such Change in Control event or, in the absence of such written resignation, he shall be deemed to have acknowledged that no Change in Control has occurred for purposes of this Section 6(b)(i).
(ii) Definition of “Cause”. “Cause” will mean any one or more of the following:
(A) material neglect of assigned duties, willful misconduct in connection with the performance of duties, or refusal to perform assigned duties (other than by reason of disability) which continues uncured for . thirty (30) days following receipt of written notice of such deficiency from the Chief Executive Officer, specifying the scope and nature of the deficiency;
(B) an act of dishonesty;
(C) engaging in illegal conduct;
(D) committing a crime relating to an act of dishonesty or fraud;
(E) engaging in any act of moral turpitude that causes material harm to Unilife or its reputation;
(F) breaching, in any material respect, the terms of any agreement with Unilife; or

(G) commencement of employment with any other employer while an employee of Unilife without the prior written consent of the Chief Executive Officer.
Any determination of “Cause” as used herein will be made in good faith by the Chief Executive Officer.
(iii) Definition of “Change in Control”. “Change in Control” means a: (i) Change in Ownership of Unilife Corporation, (ii) Change in Effective Control of Unilife Corporation, (iii) Change in the Ownership of Assets of Unilife Corporation, all as described herein and construed in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (iv) a change in the Chief Executive Officer whereby the position is no longer held by Alan Shortall.
(A) A Change in Ownership of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group (or Group) acquire, ownership of the capital stock of Unilife Corporation that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the capital stock of Unilife Corporation. However, if any one Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the capital stock of Unilife Corporation, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Unilife Corporation or to cause a Change in Effective Control of Unilife Corporation. An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Unilife Corporation acquires its stock in exchange for property will be treated as an acquisition of stock.
(B) A Change in Effective Control of Unilife Corporation shall occur on the date a majority of members of the Board of Directors of Unilife Corporation is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Unilife Corporation before the date of the appointment or election.
(C) A Change in the Ownership of Assets of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons), assets (including tangible/real property and intangible property (such as goodwill)) from Unilife Corporation the total gross fair market value of which is more than fifty percent (50%) of the total gross fair market value of all of the assets of Unilife Corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Unilife Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(D) The following rules of construction apply in interpreting the definition of Change in Control:
(I) A Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Unilife Corporation and by entities controlled by Unilife Corporation or an underwriter of the capital stock of Unilife Corporation in a registered public offering.
(II) Persons will be considered to be Persons Acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
(III) For purposes of this Section 6(b), fair market value shall be determined in accordance with Code Section 409A.
(IV) A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Unilife Corporation.
(E) For purposes of this Section 6(b), Code section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j), the stock underlying the option is not treated as owned by the individual who holds the option.

7. Confidential Information.
(a) Wieland acknowledges that Unilife has a valuable property interest in all aspects of its business relationships with its customers, clients, vendors and suppliers. In the course of Wieland’s work with Unilife, Wieland has become aware of and familiar with secret and confidential information of Unilife relating to its customers, clients, vendors and suppliers, and its internal business operations. Secret and confidential information includes, but is not limited to, Unilife’s business plans, customer lists, customer data, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, financial statements, financial data, acquisition and divestiture plans, and any other trade secrets or confidential or proprietary information, documents, reports, plans, or data, of or about Unilife that is not already available to the public.
(b) Wieland agrees that he will not, without the written consent of Unilife, during the term of this agreement or thereafter, disclose or make any use of secret and confidential information, except as may be required in the performance of his duties under Section 2 of this agreement. Wieland agrees that, following the termination of his employment with Unilife for any reason, he will never use secret and confidential information to compete with Unilife in any manner, and he will never disclose any secret and confidential information to any other business or individual, unless such secret or confidential information is: (i) publicly known through no breach of the provisions of this Section 7 by either party, (ii) lawfully disclosed by a third party, or (iii) disclosed pursuant to legal requirement or court order. In no event shall any disclosure made to investment banking firms or private equity firms at the request of Unilife and as part of Wieland’s duties ever be considered a violation of this Section 7.
(c) Upon termination of this agreement, Wieland shall surrender to Unilife all records and all paper and/or electronic copies made of those records that pertain to any aspect of the business of Unilife, including all secret and confidential information.
8. Agreement Not To Compete.
(a) In consideration for continued employment by Unilife and the benefits of this agreement, Wieland agrees to be bound by the covenant not to compete as set forth in Section 8 of this agreement below.
(b) Wieland agrees that during the term of this agreement and for a period of two (2) years following the termination of this agreement for any reason, he will not, directly or indirectly:
(i) render services to, become employed by, be engaged as a consultant by, own, or have a financial or other interest in (either as an individual, partner, joint venture, owner, manager, employee, partner, officer, director, independent contractor, or other similar role) any business that is engaged in any business activity that is in competition with the activities of Uniiife.

(ii) induce, offer, assist, encourage, or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any individual who is employed by Uniiife, or induce, offer, assist, encourage, or suggest that any Uniiife employee terminate her or her employment with Uniiife, or accept employment with any other business or enterprise.
(c) In the event that Wieland commits any breach of Section 8(b) above, Wieland acknowledges that Uniiife would suffer substantial and irreparable harm and damages. Accordingly, Wieland hereby agrees that in such event, Uniiife shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies that Uniiife may have at law or in equity and that Uniiife may elect or invoke. Wieland agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this agreement. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.
(d) Wieland expressly acknowledges and agrees that the restrictive covenants set forth in Sections 7 and 8 above are absolutely necessary to protect the legitimate business interests of Uniiife, because he is employed in a position of trust and confidence and is provided with extensive access to Unilife’s most confidential and proprietary trade secrets, and has significant involvement in important business relationships, which constitute the goodwill of Uniiife. Wieland further agrees and acknowledges that these restrictive covenants are reasonable, will not restrict him from earning a livelihood following the termination of employment, and are intended by the parties to be enforceable following termination of employment for any reason.
(e) In the event that Uniiife must bring legal action to enforce or seek a remedy for any breach of the provisions of Sections 7 or 8 of this agreement and Wieland is found by a court to have breached any of these provisions, Wieland agrees to reimburse Uniiife for any and all expenses, including attorneys’ fees and court costs, incurred by it in enforcing the terms of these Sections of the agreement.

9. Relocation and Temporary Housing Expenses.
(a) Uniiife shall pay Wieland $100,000 (the “Relocation Payment”), to assist Wieland in paying Wieland’s relocation expenses associated with his move to Pennsylvania in connection with his employment by Uniiife. The Relocation Payment will be paid in a lump sum to him on or before July 7, 2010. If Wieland incurs actual, reasonable and customary relocation expenses during the first year of his employment that exceed $100,000 (for items such as closing costs relating to the sale of Wieland’s current house, payment for moving Wieland’s household goods to Pennsylvania, including packing, unpacking, and insurance, storage of Wieland’s household goods for a maximum of six months while Wieland and his family are in temporary housing, and the cost of moving up to two vehicles) (“Excess Relocation Expenses”), he may provide the Chief Executive Officer with documentation of such Excess Relocation Expenses, and the Chief Executive Officer may elect, in his discretion, to reimburse Wieland for all or part of such Excess Relocation Expenses. In addition to the Relocation Payment and Excess Relocation Expenses, Unilife will reimburse Wieland for the reasonable cost of temporary housing in Pennsylvania for up to six months and will reimburse Wieland for the reasonable expenses associated with two house-hunting trips by Wieland and his spouse. Reimbursement of such costs and expenses will be made upon the request of Wieland, subject to Wieland’s providing reasonable documentation of the reimbursable costs and expenses.
(b) Any taxes payable with respect to the payments made by Unilife to Wieland pursuant to this Section 9, including without limitation the Relocation Payment, shall be the sole responsibility of Wieland, and Unilife will follow federal, state and local tax regulations with regard to the reporting of such payments.
10. General Release. As a condition of receiving the severance compensation and benefits described in Section 6, Unilife and Wieland will execute a mutual general release of claims (which is in a form acceptable to Unilife). Such general release would not include rights to previously vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination. Such release must be agreed to, executed and irrevocable no later than 30 days following Wieland’s termination date.
11. Dispute Resolution. Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this agreement shall be finally settled by binding arbitration held in Harrisburg, Pennsylvania by one arbitrator (who is mutually acceptable to both parties as well as licensed to practice law in the Commonwealth of Pennsylvania) in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Pennsylvania law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive for both Wieland and Unilife (and its affiliates), and there shall be no appeal there from other than causes of appeal allowed by the Federal Arbitration Act. Unilife shall bear all costs of the arbitrator in any action brought under this agreement. The arbitrator shall have the power to award attorney’s fees and arbitration costs to the prevailing party, if the award of attorney’s fees and litigation costs would be permitted by a court. The parties hereto agree that any action to compel arbitration may be brought in the appropriate Pennsylvania state or federal court, and in connection with such action to compel, the laws of the Commonwealth of Pennsylvania and the Federal Arbitration Act shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

12. Non-waiver. A waiver of any provision of this agreement by either party shall not prevent either party from enforcing that provision or any other provision hereof.
13. Assignment. This agreement is personal and may not be assigned by Wieland. Any assignment of this agreement between Unilife (or its successor) and its affiliates (and their successors) shall not constitute a termination of Wieland’s employment hereunder. This agreement (including the Restrictive Covenants set forth in Sections 7 and 8) shall inure to the benefit of and be binding upon any successor to Unilife. The parties specifically understand and agree that the non-compete provisions of Section 8 will inure to the benefit of a successor and that Wieland will remain bound by these provisions in the event of a sale or corporate reorganization of Unilife.
14. Severability. Each provision of this agreement is severable and distinct from, and independent of, every other provision hereof. If one provision hereof is declared void, the remaining provisions shall remain in effect. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
15. Entire Agreement. This agreement contains the entire agreement of the parties concerning the employment relationship and supersedes any prior agreements or understandings between the parties concerning the terms and conditions of Wieland’s employment, whether oral or written; provided, however, that Wieland’s equity grants shall be governed by the equity grant documents and will be in such amounts as stated in Wieland’s offer letter dated June 2, 2010; provided further, that any stock options or other stock-based awards provided to Wieland shall be governed by Unilife’s stock incentive plans as they are amended from time to time, except as provided herein. The parties acknowledge, in entering into this agreement that they have not relied upon any promise or inducement not specifically set forth herein. Any changes to this agreement must be in writing and signed by both parties.
16. Section 409A.
(a) This agreement is intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder, and Unilife shall be required to interpret the terms of this agreement as necessary to comply with the requirements of Code section 409A.

(b) Unilife shall undertake to administer, interpret, and construe this agreement in a manner that does not result in the imposition on Wieland of any additional tax, penalty, or interest under Code section 409A.
(c) Unilife and Wieland agree that they will execute any and all amendments to this agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A or as otherwise needed to ensure that this agreement complies with that section.
(d) The preceding provisions, however, shall not be construed as a guarantee by Unilife of any particular tax effect to Wieland under this agreement. Unilife shall not be liable to Wieland for any payment made under this agreement that is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under this agreement as an amount includible in gross income under that section.
(e) For purposes of Code section 409A, the right to a series of installment payments under this agreement shall be treated as a right to a series of separate payments.
(f) With respect to any reimbursement of future expenses of, or any provision of in-kind benefits to, Wieland, as specified under this agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any tax gross-up payment shall be made by no later than the end of the calendar year following the year in which Wieland remits the taxes.
(g) “Termination of employment,” “resignation,” or words of similar import, as used in this agreement means, for purposes of any payments under this agreement that are payments of deferred compensation subject to Code section 409A, Wieland’s “separation from service” as defined in that section.
(h) If a payment obligation under this agreement arises on account of Wieland’s separation from service while Wieland is a “specified employee” (as defined under Code section 409A and determined in good faith by the Unilife), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1 (b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1 (b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Wieland’s estate following his death.

17. Excise Tax on Parachute Payments. Wieland shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Code section 4999; provided, however, that any payment or benefit received or to be received by Wieland in connection with a Change in Control or the termination of Wieland’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Unilife or any affiliate (collectively with the Contract Payments, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code section 4999 but only if, by reason of such reduction, the net after-tax benefit received by Wieland shall exceed the net after-tax benefit that would be received by Wieland if no such reduction was made.
For purposes of this Section 17, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Wieland receives or is then entitled to receive from Unilife that would constitute “excess parachute payments” within the meaning of Code section 280G, less (ii) the amount of all federal, state, local and foreign income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Wieland (based on the rate in effect for such year as set forth in the Code or other applicable tax law as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Code section 4999.
The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Unilife and reasonably acceptable to Wieland (which may be, but will not be required to be, Unilife’s independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both Wieland and Unilife within fifteen (15) days after receipt of a notice from either Unilife or Wieland that Wieland may receive payments which may be “parachute payments.” If the Accounting Firm determines that a reduction is required by this Section 17, the Contract Payments consisting of cash severance shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Code section 4999, and Unilife shall pay such reduced amount to Wieland in accordance with the terms of this agreement. If the Accounting Firm determines that none of the Total Payments, after taking into account any reduction required by this Section 17, constitutes a “parachute payment” within the meaning of Code section 280G, it will, at the same time as it makes such determination, furnish Wieland and Unilife an opinion that Wieland has substantial authority not to report any excise tax under Code section 4999 on his federal income tax return.

Wieland and Unilife shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Wieland or Unilife, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 17. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 17 shall be borne by Unilife.
18. Counterparts. This agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
19. Interpretation. The captions and headings of this agreement are not part of the provisions hereof and shall have no force or effect.
20. Notices. Any notices, requests, demands and other communications provided for by this agreement shall be sufficient if in writing and if hand delivered, sent by overnight courier, or sent by registered or certified mail to Wieland at the last address he has filed in writing with Unilife or, in the case of Unilife, to Unilife’s Chief Executive Officer at Unilife’s principal executive offices.
21. Governing Law. The terms of this agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.
22. Legal Review Reimbursement. Unilife agrees to reimburse Wieland for the legal costs associated with having this Agreement reviewed by legal counsel prior to execution. Such reimbursement must be submitted within thirty (30) days of his employment commencement date and will be reimbursed by Unilife within thirty (30) days of the receipt of the request; provided however, that such amount does not exceed $3,500.
IN WITNESS WHEREOF, and wishing to be legally bound, the parties have executed this agreement as of the date first above written.

UNILIFE CORPORATION			Richard Wieland:
By:	/s/ Alan Shortall		/s/ Richard Wieland
	Name:	Alan Shortall
	Title:	Chief Executive Officer